Exhibit 99.1

Lands’ End Announces Fourth Quarter and Full Year Fiscal 2023 Results

Increases Gross Profit by 13.5% and Gross Margin by 550 basis points compared to the Fourth Quarter Fiscal 2022

Provides Fiscal 2024 Outlook

DODGEVILLE, Wis., March 27, 2024 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the fourth quarter and full year of the fiscal year ended February 2, 2024. The Company also provided the first quarter and full year fiscal 2024 outlook.

Andrew McLean, Chief Executive Officer, stated “I am proud of the Lands’ End team’s focus and execution throughout fiscal 2023 as we pursued our solutions-based strategy to introduce newness across the product assortment, generated higher quality sales, significantly enhanced our inventory position and improved our profitability. As a result of these efforts, in the fourth quarter we increased gross profit by 13.5%, improved gross margin by 550 basis points and reduced inventory 29% compared to last year.”

McLean continued, “We ended the fiscal year with a strengthened balance sheet, supported by our recent term loan refinancing, positioning us to continue investing in the strategic growth and evolution of our iconic brand. We have entered fiscal 2024 with strong momentum and I am confident that we will build on our progress and drive meaningful value creation for Lands’ End’s shareholders and other stakeholders over the long term.”

Fourth Quarter Financial Highlights

•
For the fourth quarter, Net revenue decreased 2.8% to $514.9 million compared to $529.6 million in the fourth quarter of fiscal 2022.
•
Global eCommerce Net revenue was $404.9 million, a decrease of 2.3% from $414.5 million in the fourth quarter of fiscal 2022. Fourth quarter of fiscal 2022 included Lands’ End Japan Net revenue of $7.2 million. Lands’ End Japan closed at the end of fiscal 2022. Excluding Lands’ End Japan in the fourth quarter of fiscal 2022, Global eCommerce net revenue decreased 0.6%.
•
Compared to fourth quarter of fiscal 2022, U.S. eCommerce Net revenue increased 0.1% largely driven by a concerted effort to reduce promotional activity and improved inventory management compared to the prior year resulting in higher margins with lower clearance inventory sales.
•
Compared to fourth quarter of fiscal 2022, which included the results of Lands’ End Japan, International eCommerce Net revenue decreased 20.2%.
•
Compared to fourth quarter of fiscal 2022, Europe eCommerce Net revenue decreased 6.2% primarily driven by assortment editing with a focus on key categories, reduced clearance inventory sales and continued macroeconomic challenges.
•
Outfitters Net revenue was $53.7 million for fourth quarter of fiscal 2023, a decrease of $6.8 million or 11.3% from $60.5 million during the fourth quarter of fiscal 2022. The decrease was primarily driven by the conclusion of the Delta Air Lines contract in the first quarter of fiscal 2023. Excluding the $5.1 million decrease in year-over-year revenue from the Delta Air Lines business, Net revenue for the Outfitters business decreased 3.2% mainly due to the timing of school uniform shipments compared to prior year.
•
Third Party Net revenue was $40.5 million, an increase of $1.3 million or 3.3% from $39.2 million in the fourth quarter of fiscal 2022, primarily attributed to the continued growth of online sales through existing marketplaces.

•
Gross profit was $195.4 million, an increase of $23.3 million or 13.5% from $172.1 million during the fourth quarter of fiscal 2022. Gross margin increased approximately 550 basis points to 38.0%, compared to 32.5% in fourth quarter of fiscal 2022. The Gross margin improvement was predominantly driven by new products across the brand, strength in transitional outerwear and adjacent product categories, reduction in sales of clearance inventory and improvements in supply chain costs in the fourth quarter of fiscal 2023 compared to the prior year.

•
Selling and administrative expenses increased $22.2 million to $172.5 million or 33.5% of Net revenue, compared to $150.3 million or 28.4% of Net revenue in fourth quarter of fiscal 2022. The approximately 510 basis points increase was driven by higher incentive related personnel costs, digital marketing spend and external third party services to support strategic growth initiatives.

•
Net loss was $8.6 million, or $0.27 loss per diluted share compared to Net loss of $3.3 million or $0.10 loss per diluted share in the fourth quarter of fiscal 2022.

•
Adjusted net income was $8.0 million, or $0.25 earnings per diluted share compared to Adjusted net loss of $1.4 million or $0.04 loss per diluted share in the fourth quarter of fiscal 2022.

•
Adjusted EBITDA was $31.7 million in the fourth quarter of fiscal 2023 compared to $24.2 million in the fourth quarter of fiscal 2022.

Full Year Financial Highlights:

•
For the fiscal year, net revenue decreased 5.3% to $1.47 million compared to $1.56 billion in fiscal 2022.
•
Global eCommerce Net revenue was $1.0 billion, a decrease of 7.1% from $1.1 billion in fiscal 2022. Fiscal 2022 included Lands’ End Japan Net revenue of $32.7 million. Excluding Lands’ End Japan in fiscal 2022, Global eCommerce Net revenue decreased 4.3%.
•
Net revenue in US eCommerce decreased by 2.7% and Europe eCommerce decreased by 15.7%, both primarily driven by promotional productivity in key product solutions and adjacent product categories with improved inventory management resulting in higher margins with lower clearance inventory sales.
•
Outfitters Net revenue was $269.9 million for fiscal 2023, an increase of $4.0 million or 1.5% from $265.9 million in fiscal 2022. The results include inventory sales to Delta Air Lines at the conclusion of their five-year contract in the first quarter of fiscal 2023.
•
Third Party Net revenue was $111.8 million, a decrease of $7.2 million or 6.0% from $119.0 million in fiscal 2022, largely driven by a decline in demand with one wholesale partner partially offset by growth in online sales through other existing marketplaces.

•
Gross profit was $625.5 million, an increase of $31.7 million or 5.3% from $593.8 million during fiscal 2022. Gross margin increased approximately 430 basis points to 42.5% of total Net revenue in fiscal 2023, compared to 38.2% of total Net revenue in fiscal 2022. The basis point improvement in Gross margin was predominantly driven by leveraging the strength in product solutions and newness across the channels, reduction in clearance inventory and improvements in supply chain costs for Fiscal 2023 compared to the prior year.

•
Selling and administrative expenses increased $22.8 million to $550.2 million or 37.4% of Net revenue, compared to $527.4 million or 33.9% of Net revenue in fiscal 2022. The 350 basis point increase was driven by deleveraging from lower revenues and higher incentive related personnel costs, partially offset by lower digital marketing spend and continued cost controls.

•
Net loss was $130.7 million, or $4.09 loss per diluted share compared to Net loss of $12.5 million or $0.38 loss per diluted share in fiscal 2022. Net loss in fiscal 2023 includes a non-cash $106.7 million impairment of goodwill due to the decline in the Company’s stock price and market capitalization and additional significant events.

•
Adjusted net loss was $4.8 million, or $0.15 loss per diluted share compared to Adjusted net loss of $7.7 million or $0.23 loss per diluted share in fiscal 2022.

•
Adjusted EBITDA was $84.3 million compared to $70.5 million in fiscal 2022.

Fourth Quarter Business Highlights:

•
Delivered 13.5% year-over-year increase in gross profit, or 550 basis point improvement in Gross margin, driven by new products across the brand, strength in transitional outerwear and adjacent product categories, and improved inventory management.

•
Achieved a 29.1% reduction in year-over-year inventory through improved management.

•
Increased financial flexibility through the execution of a new $260 million term loan maturing in December 2028.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $25.3 million as of February 2, 2024, compared to $39.6 million as of January 27, 2023.

Inventories, net, was $301.7 million as of February 2, 2024, and $425.5 million as of January 27, 2023. The 29.1% decrease in inventory was driven by the actions the Company has taken to improve inventory efficiency by reducing inventory purchases and capitalizing on speed-to-market initiatives.

Net cash provided by operations was $130.6 million for the 53 weeks ended February 2, 2024, compared to Net cash used in operations of $36.4 million for the 52 weeks ended January 27, 2023. The $167.0 million increase in cash provided by operating activities was primarily due to the year-over-year improvement in inventory flow and productivity.

As of February 2, 2024, the Company had no borrowings outstanding and $167.2 million of availability under its ABL Facility, compared to $100.0 million of borrowings and $163.8 million of availability as of January 27, 2023. Additionally, as of February 2, 2024, the Company had $260.0 million of term loan debt outstanding compared to $244.1 million outstanding as of January 27, 2023.

During the fourth quarter of fiscal 2023, the Company repurchased $2.1 million of the Company’s common stock under its previously announced share repurchase program that expired on February 2, 2024. On March 15, 2024, the Company announced that its Board of Directors has authorized the repurchase of up to $25 million of the Company’s common stock through March 31, 2026.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “We expect to continue to prioritize high-quality sales and improved cash flows, which we believe will enable Lands’ End to drive continued gross profit and margin expansion. When comparing today’s outlook to the prior year period, keep in mind that the first quarter of fiscal 2023 included the inventory sales from the conclusion of the Delta Air Lines contract, positively impacting revenue by over $25 million and generating approximately $12 million in Adjusted EBITDA.”

For the first quarter of fiscal 2024 the Company expects:

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Net revenue to be between $255.0 million and $285.0 million.
•
Gross Merchandise Value, the amount paid by customers for Lands’ End-branded product in all channels, expected to deliver low to mid-single digits percentage growth.
•
Net loss to be between $10.0 million and $8.0 million and diluted loss per share to be between $0.32 and $0.25.
•
Adjusted net loss to be between $9.5 million and $7.5 million and Adjusted diluted loss per share to be between $0.30 and $0.24.
•
Adjusted EBITDA in the range of $9.0 million to $11.0 million.

For fiscal 2024 the Company expects:

•
Net revenue to be between $1.33 billion and $1.45 billion.
•
Gross Merchandise Value, the amount paid by customers for Lands’ End-branded product in all channels, expected to deliver low to mid-single digits percentage growth.
•
Net income to be between $1.0 million and $10.0 million and diluted earnings per share to be between $0.03 and $0.32.
•
Adjusted net income to be between $3.0 million and $12.0 million and Adjusted diluted earnings per share to be between $0.10 and $0.38.
•
Adjusted EBITDA in the range of $84 million to $96 million.
•
Capital expenditures of approximately $30.0 million.

Conference Call

The Company will host a conference call on Wednesday, March 27, 2024, at 8:30 a.m. ET to review its fourth quarter and full year financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. We offer products online at www.landsend.com, through third-party distribution channels and our own Company Operated stores. We also offer products to businesses and schools, for their employees and students, through the Outfitters distribution channel. We are a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s belief that it is positioned to and will continue to invest in the strategic growth and the evolution of its brand; the Company’s belief that it has strong momentum entering fiscal 2024; the Company’s confidence that it will build on its progress and drive meaningful value creation for Lands’ End’s shareholders and other stakeholders over the long term; the Company’s expectation to continue to prioritize high-quality sales and improved cash flows, and its belief that these actions will enable the Company to drive continued gross profit and margin expansion; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net income/loss, earnings/loss per share, Adjusted net income/loss, Adjusted earnings/loss per share and Adjusted EBITDA for the first quarter of fiscal 2024 and for the full year of fiscal 2024, and capital expenditures for fiscal 2024; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2023. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	February 2, 2024	January 27, 2023
ASSETS
Current assets
Cash and cash equivalents	$25,314	$39,557
Restricted cash	1,976	1,834
Accounts receivable, net	35,295	44,928
Inventories, net	301,724	425,513
Prepaid expenses and other current assets	45,951	44,894
Total current assets	410,260	556,726
Property and equipment, net	118,033	127,638
Operating lease right-of-use asset	23,438	30,325
Goodwill	—	106,700
Intangible asset, net	257,000	257,000
Other assets	2,748	3,759
TOTAL ASSETS	$811,479	$1,082,148
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,750
Accounts payable	131,922	171,557
Lease liability – current	6,024	5,414
Accrued expenses and other current liabilities	108,972	106,756
Total current liabilities	259,918	297,477
Long-term borrowings on ABL Facility	—	100,000
Long-term debt, net	236,170	223,506
Lease liability – long-term	22,952	31,095
Deferred tax liabilities	48,020	45,953
Other liabilities	2,826	3,365
TOTAL LIABILITIES	569,886	701,396
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 - authorized: 480,000 shares; issued and outstanding: 31,433 and 32,626, respectively	315	326
Additional paid-in capital	356,764	366,181
(Accumulated deficit) Retained earnings	(99,417)	31,267
Accumulated other comprehensive loss	(16,069)	(17,022)
TOTAL STOCKHOLDERS’ EQUITY	241,593	380,752
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$811,479	$1,082,148

LANDS’ END, INC.

Consolidated Statements of Operations

(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
(in thousands except per share data)	February 2, 2024	January 27, 2023	February 2, 2024	January 27, 2023
REVENUES
Net revenue	$514,853	$529,603	$1,472,508	$1,555,429
Cost of sales (excluding depreciation and amortization)	319,452	357,459	846,981	961,663
Gross profit	195,401	172,144	625,527	593,766

Selling and administrative	172,550	150,300	550,211	527,374
Depreciation and amortization	10,026	9,513	38,465	38,741
Goodwill impairment	—	—	106,700	—
Other operating expense (income), net	4,750	(209)	7,666	2,926
Total costs and expenses	187,326	159,604	703,042	569,041
Operating income (loss)	8,075	12,540	(77,515)	24,725
Interest expense	12,307	11,961	48,291	39,768
Loss on extinguishment of debt	6,666	—	6,666	—
Other income, net	(167)	(267)	(655)	(364)

(Loss) income before income taxes	(10,731)	846	(131,817)	(14,679)
Income tax (benefit) expense	(2,111)	4,144	(1,133)	(2,149)
NET LOSS	$(8,620)	$(3,298)	$(130,684)	$(12,530)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$(0.27)	$(0.10)	$(4.09)	$(0.38)
Diluted:	$(0.27)	$(0.10)	$(4.09)	$(0.38)

Basic weighted average common shares outstanding	31,495	32,844	31,970	33,108
Diluted weighted average common shares outstanding	31,495	32,844	31,970	33,108

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

The Company believes presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of non-recurring or non-operational amounts. The Company believes the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding other significant items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors. Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 53 weeks ended February 2, 2024 and 13 weeks and 52 weeks ended January 27, 2023, we excluded the impacts of the non-cash write down of goodwill and certain long-lived assets.
o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements commencing in Fiscal 2024.
o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded severance and related costs associated with a reduction in corporate positions, including positions in our Hong Kong sourcing office.
o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded the loss on extinguishment of debt.
o
For the 14 and 53 weeks ended February 2, 2024 and the 13 and 52 weeks ended January 27, 2023, we excluded the net operating income (loss) from liquidation and closing costs for Lands’ End Japan closure.

The following tables set forth, for the periods indicated, a reconciliation of Net loss to Adjusted net income (loss) and Adjusted diluted Net earnings (loss) per share:

Unaudited

	14 Weeks Ended	13 Weeks Ended
(in thousands, except per share amounts)	February 2, 2024	January 27, 2023
Net loss	(8,620)	(3,298)
Goodwill and long-lived asset impairment	—	348
Exit costs	9,279	—
Corporate restructuring	4,649	—
Loss on extinguishment of debt	6,666	—
Lands' End Japan closure	(338)	2,275
Tax effects on adjustments	(3,634)	(746)
ADJUSTED NET INCOME (LOSS)	$8,002	$(1,421)
ADJUSTED DILUTED NET EARNINGS (LOSS) PER SHARE	$0.25	$(0.04)

Diluted weighted average common shares outstanding	31,653	32,844

Unaudited

	53 Weeks Ended	52 Weeks Ended
(in thousands, except per share amounts)	February 2, 2024	January 27, 2023
Net loss	(130,684)	(12,530)
Goodwill and long-lived asset impairment	106,700	468
Exit costs	9,279	—
Corporate restructuring	7,305	—
Loss on extinguishment of debt	6,666	—
Lands' End Japan closure	(215)	6,133
Tax effects on adjustments	(3,834)	(1,723)
ADJUSTED NET LOSS	$(4,783)	$(7,652)
ADJUSTED DILUTED NET LOSS PER SHARE	$(0.15)	$(0.23)

Diluted weighted average common shares outstanding	31,970	33,108

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•
EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 53 weeks ended February 2, 2024 and 13 weeks and 52 weeks ended January 27, 2023, we excluded the impacts of the non-cash write down of goodwill and certain long-lived assets.

o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements commencing in Fiscal 2024.

o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded severance and related costs associated with a reduction in corporate positions, including positions in our Hong Kong sourcing office.

o
For the 14 and 53 weeks ended February 2, 2024 and the 13 and 52 weeks ended January 27, 2023, we excluded the net operating income (loss) from liquidation and closing costs for Lands’ End Japan closure.

o
For the 14 and 53 weeks ended February 2, 2024 and the 13 and 52 weeks ended January 27, 2023, we excluded the respective net gain or loss on disposal of property and equipment.

o
For the 14 and 53 weeks ended February 2, 2024 and the 13 and 52 weeks ended January 27, 2023, we excluded the amortization of transaction related costs associated with the Third Party distribution channel.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

	14 Weeks Ended		13 Weeks Ended
	February 2, 2024		January 27, 2023
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net loss	$(8,620)	(1.7)%	$(3,298)	(0.6)%
Income tax (benefit) expense	(2,111)	(0.4)%	4,144	0.8%
Interest expense	12,307	2.4%	11,961	2.3%
Loss of extinguishment of debt	6,666	1.3%	—	—%
Other income, net	(167)	(0.0)%	(267)	(0.1)%
Operating income	8,075	1.6%	12,540	2.4%
Depreciation and amortization	10,026	1.9%	9,513	1.8%
Goodwill and long-lived asset impairment	—	—%	348	0.1%
Exit costs	9,279	1.8%	—	—%
Corporate restructuring	4,649	0.9%	—	—%
LE-Japan closure	(338)	(0.1)%	2,275	0.4%
Gain on disposal of property and equipment	(7)	(0.0)%	(569)	(0.1)%
Other	—	—%	94	0.0%
Adjusted EBITDA	$31,684	6.2%	$24,201	4.6%

	53 Weeks Ended		52 Weeks Ended
	February 2, 2024		January 27, 2023
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net loss	$(130,684)	(8.9)%	$(12,530)	(0.8)%
Income tax (benefit)	(1,133)	(0.1)%	(2,149)	(0.1)%
Interest expense	48,291	3.3%	39,768	2.6%
Loss on extinguishment of debt	6,666	0.5%	—	—%
Other income, net	(655)	(0.0)%	(364)	(0.0)%
Operating (loss) income	(77,515)	(5.3)%	24,725	1.6%
Depreciation and amortization	38,465	2.6%	38,741	2.5%
Goodwill and long-lived asset impairment	106,700	7.2%	468	0.0%
Exit costs	9,279	0.6%	—	—%
Corporate restructuring	7,305	0.5%	—	—%
LE-Japan closure	(215)	(0.0)%	6,133	0.4%
Loss (gain) on disposal of property and equipment	93	0.0%	(530)	(0.0)%
Other	189	0.0%	960	0.1%
Adjusted EBITDA	$84,301	5.7%	$70,497	4.5%

First Quarter Fiscal 2024 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	May 3, 2024
Net loss	$(10.0)	-	$(8.0)
Depreciation, interest, other income, taxes and other significant items	19.0	-	19.0
Adjusted EBITDA	$9.0	-	$11.0

First Quarter Fiscal 2024 Guidance Adjusted Net Loss and Adjusted Diluted Loss per Share	13 Weeks Ended
(in millions)	May 3, 2024
Net loss	$(10.0)	-	$(8.0)
Restructuring and other significant items	0.5	-	0.5
Adjusted net loss	$(9.5)	-	$(7.5)

Adjusted diluted loss per share	$(0.30)	-	$(0.24)

Fiscal 2024 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$1.0	-	$10.0
Depreciation, interest, other income, taxes and other significant items	83.0	-	86.0
Adjusted EBITDA	$84.0	-	$96.0

Fiscal 2024 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$1.0	-	$10.0
Restructuring and other significant items	2.0	-	2.0
Adjusted net income	$3.0	-	$12.0

Adjusted diluted earnings per share	$0.10	-	$0.38

LANDS’ END, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	52 weeks ended
(in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(130,684)	$(12,530)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	38,465	38,741
Amortization of debt issuance costs	2,716	3,176
Loss (gain) on disposal of property and equipment	93	(530)
Stock-based compensation	3,827	3,753
Deferred income taxes	1,813	927
Goodwill and long-lived asset impairment	106,700	468
Loss on extinguishment of debt	6,666	—
Other	(1,335)	(775)
Change in operating assets and liabilities:
Accounts receivable, net	9,861	4,503
Inventories, net	124,459	(45,873)
Accounts payable	(33,047)	19,938
Other operating assets	(447)	(8,105)
Other operating liabilities	1,478	(40,060)
Net cash provided by (used in) operating activities	130,565	(36,367)
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	7	1,967
Purchases of property and equipment	(34,916)	(31,806)
Net cash used in investing activities	(34,909)	(29,839)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	172,000	264,000
Payments of borrowings under ABL Facility	(272,000)	(164,000)
Proceeds from issuance on long-term debt, net of discount	252,200	—
Payments on term loan	(244,063)	(13,750)
Payments of debt extinguishment costs	(2,338)	—
Payment of debt issuance costs	(2,735)	—
Payments for taxes related to net share settlement of equity awards	(1,269)	(4,324)
Purchases and retirement of common stock	(11,902)	(8,463)
Net cash (used in) provided by financing activities	(110,107)	73,463
Effects of exchange rate changes on cash, cash equivalents and restricted cash	350	(2,001)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(14,101)	5,256
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	41,391	36,135
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$27,290	$41,391
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$3,853	$9,998
Income taxes paid, net of refunds	$1,108	$4,763
Interest paid	$48,099	$34,485
Operating lease right-of-use-assets (reversal) obtained in exchange for lease liabilities	$(2,236)	$4,440